Exhibit 10.2

Employment Agreement

This Employment Agreement (the “Agreement”), dated as of August 1, 2006 is entered into between SkyPostal, Inc., a Delaware corporation (the “Company”) whose address is 7805 NW 15th Street, Miami, Florida 33126, and Albert P. Hernandez (the “Executive”) whose address is at 14751 Marvin Lane, Southwest Ranches, Florida 33330.

Recitals

A.                                   The Company is engaged in international mail distribution services; and,

B.                                     The Company desires to employ the Executive in connection with such business and as Chief Executive Officer and President and the Executive is willing to accept such employment, on the terms and subject to the conditions set forth in this Agreement.

Agreement

In consideration of the foregoing and of the mutual promises set forth in this Agreement, the Company and the Executive agree as follows:

1.                                       Employment.  The Company hereby employs the Executive as Chief Executive Officer and President of the Company, and the Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

2.                                       Term. The initial term of this Agreement shall be for five (5) years, commencing on the date hereof (the “Commencement Date”) and ending on the fifth anniversary of the Commencement Date, subject to earlier termination pursuant to the provisions of Section 10. This Agreement may be renewed thereafter only by a writing duly executed by both parties

3.                                       Duties.  During the term of this Agreement, the Executive shall serve as Chief Executive Officer and President of the Company and shall perform all duties commensurate with his position and as may reasonably be assigned to him from time to time by the Board of Directors of the Company (the “Board”). The Executive shall report directly to the Board. The Executive shall devote his full business time and energies to the business and affairs of the Company and shall use his reasonable efforts, skills and abilities to promote the interests of the Company and to diligently and competently perform the duties of his position.

4.                                       Compensation and Benefits. From and after the Commencement Date:

(a)                                  Base Salary. The Company shall pay compensation to the Executive at a gross rate of $200,000 per year (as in effect from time to time, the “Salary”) less all applicable tax withholdings, subject to periodic increase from time to time upon the review and determination of the Board in its discretion, which review shall be conducted no less frequently than annually on or about May 1st of each year.  The Executive’s Salary shall be payable in accordance with the normal payroll practices and policies of the Company.

(b)                                 Bonus Compensation. The Company shall pay to the Executive bonus compensation (“Bonus Compensation”) equal to three percent (3%) of the net income before taxes for each fiscal year of the Company up to a maximum amount of $500,000 per each fiscal year, commencing with the current fiscal year of the Company, which bonus shall be payable by March 15th after conclusion of each fiscal year.

(c)                                  Vesting Stock Sale.  The Executive shall also receive an option to purchase 2,311,440 shares of the Company’s common stock, $0.0001 par value, at an exercise price of US$0.30 per share.  The Executive will execute the purchase of these shares at the strike price of US$0.30 and the company will accept a note for payment of said shares at Prime Rate as reported in the Wall Street Journal on the first day of every month. Payable in full on November 30, 2010. The Company will retain the right to repurchase the unvested shares as follows:

The Unvested Share Repurchase Right shall terminate with respect to the Unvested Shares for which it is not timely exercised. In addition, the Unvested Share Repurchase Right shall terminate and cease to be exercisable, and such Purchased Shares shall cease to be Unvested Shares and Purchaser shall thereupon acquire a vested interest therein (such shares to be hereinafter called the “Vested Shares”) as to one-third (1/3) of Purchaser’s Purchased Shares on November 1, 2008 and each of November 1, 2009; and November 1, 2010; provided, however, that one hundred percent (100%) of the Purchased Shares shall become Vested Shares upon the earliest to occur of, (i) Liquidity Event, and (ii) termination of Purchaser’s employment arrangement with the Company without “Cause”.

(d)                                 Employee Benefits. During the term of this Agreement, the Executive shall be entitled to participate in or benefit from, in accordance with the eligibility and other provisions thereof, such medical, life and disability insurance, pension, retirement, life insurance, bonus, profit sharing, 401(k) plans or policies (which shall include at a minimum medical insurance coverage (health, dental and supplemental insurance) for the Executive and his family) and such other benefits as the Company may make available to, or have in effect for, its executive personnel and employees from time to time.

(e)                                  Life Insurance. During the term of this Agreement, the Company agrees to pay the quarterly premiums on the Executive’s life insurance policy with CNA Valley Forge Insurance Company.

(f)                                    Disability Insurance. During the term of this Agreement, the Company agrees to provide Executive with Disability Insurance that will cover at least eighty (80%) of the Executive’s Base Salary in the event of his inability to work.

(g)                                 Directors and Officers Liability Insurance. During the term of this Agreement and for a period of five (5) years after the Executive ceases to be a director, the Company agrees to provide Executive with Directors and Officers Liability Insurance coverage of a minimum of $5 million.

(h)                                 Vacation. The Executive shall be entitled to twenty one (21) business days paid vacation in each calendar year and shall also be entitled to paid sick leave, holidays and other similar benefits in accordance with policies of the Company from time to time in effect for its executive personnel generally.

(i)                                     Communications Equipment.  The Company acknowledges that the Executive has provided his own personal lap top and cellular telephone for use in the business of the Company that receives and transmits electronic correspondence. The Company will pay the Executive’s phone service and usage and provide email service thru the Company’s servers. Upon termination of this Agreement, the Company acknowledges that the cellular telephone and personal lap top are the Executive’s personal property and shall be retained by Executive.

(j)                                     Car Allowance.   In lieu of a Company car, during the term of this Agreement, the Company will pay Executive a car allowance of Seven Hundred Dollars (US$700) per month. Any reasonable maintenance expenses such as replacement tires, service maintenance and repairs will also be paid by the Company.  In addition, during the Term of this Agreement, the Corporation shall provide Executive with a gas card.

(k)                                  Association Dues.  During the Term of this Agreement, the Corporation may pay reasonable initiation fees and dues payable in connection with the Executive’s membership(s) in those clubs and activities that in the opinion of the Board are in furtherance and directly related to the active conduct of the Corporation’s business and are consistent with sound tax planning.

(l)                                     Federal Income Tax Withholding. The Company shall withhold from compensation, bonuses and benefits payable under this Agreement, or arrange for the payment of, federal, state, local or other taxes as required pursuant to law or governmental regulation or ruling.

(m)                               Indemnity. In addition to any and all other indemnity rights to which the Executive may be entitled under the Articles of Incorporation or Bylaws of the Company, or otherwise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted by law or future legislation or by current or future judicial or administrative decision (but, in the case of any future legislation or decision, only to the extent that it permits the Company to provide broader indemnification rights than permitted prior to the legislation or decision) for any and all such director, losses, claims, suits, proceedings, arbitrations, mediations, liabilities, fines, assessments, settlements, damages, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), whether suit is instituted or not and, if instituted, whether at any trial or appellate level (collectively, the “Liabilities”), which may arise in connection with, as a result of, or based upon the performance of Executive’s duties hereunder as an employee or director or his employment by the Company, including, without limitation, any derivative suits or other suits brought by or on behalf of the shareholders of the Company.  In the event of any claim against the Executive which may give rise to Liabilities hereunder, the Executive shall give prompt written notice thereof to the Company, and the Company shall assume the defense thereof at its own cost and expense. Costs, charges and expenses (including attorneys’ fees) incurred by Executive in defending a civil or criminal suit, action or proceeding shall be paid by the Company in advance of the final disposition thereof upon receipt of an undertaking to repay all amounts advanced if it is ultimately determined that Executive is not entitled to be indemnified by the Company as authorized by the Articles of Incorporation, Bylaws, this Agreement or otherwise.  If this subsection, the Articles of Incorporation or Bylaws of the Company, or any portion thereof, is invalidated on any ground by a court of competent jurisdiction, the Company nevertheless shall indemnify Executive to the fullest extent permitted by all portions of this subsection, Articles of Incorporation or Bylaw that has not been invalidated and to the fullest extent permitted by law.

5.                                       Reimbursement of Business Expenses. During the term of this Agreement, upon submission of reasonable supporting documentation in accordance with such guidelines as may be established from time to time by the Board, the Executive shall be reimbursed by the

Company for all reasonable business expenses incurred by the Executive on behalf of the Company in connection with the performance of services under this Agreement.  Reimbursement will be made within thirty (30) days of submission of properly documented expense reports.

6.                                       Personal Assistant. During the term of this Agreement, the Executive will be provided with a personal assistant, provided that, the total annual compensation package for such personal assistant shall not exceed $20,000. The Executive will reimburse the Company for any amounts paid in excess of that.

7.                                       Loans by Executive to the Company.  The Company acknowledges that the Executive has made several personal loans to the Company totaling over $300,000 that are Home Equity loans secured by the Executive’s personal residence and his personal credit cards. Upon termination of this Agreement for any reason whatsoever, any and all loan amounts due to the Executive shall be paid in full by the Company.

8.                                       Representation of Executive.  The Executive represents and warrants that he is not a party to, or bound by, any agreement or commitment, or subject to any restriction, including, but not limited to, agreements related to previous employment containing confidentiality or non-compete covenants, which now or in the future may adversely affect the business of the Company or the performance by the Executive of his duties under this Agreement.

9.                                       Company Property.

(a)                          With the exception of the “GPS Based PDA Algorithm Process” described herein, which it is acknowledged and agreed was invented by Executive prior to his employment with the Company, the Company shall be the sole owner of all products and proceeds resulting from the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, developments, arrangements, packages, programs and other intellectual property that the Company develops or creates during Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever. The Executive agrees, at the request and cost of the Company, to execute such assignments, certificates or other instruments as the Company may from time to time deem reasonably necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer, and prospective customer list and other materials which refer or relate to any aspect of the Company’s business which are in the possession of the Executive (including all copies thereof), shall be promptly returned to the Company, with the exception of the items of personal property identified in Section 4(i) above.  The company acknowledges that the Executive has developed a technology before he was employed by the Company. The Executive developed an algorithm process to link a physical descriptive address with GPS coordinates to generate an 8 digit alpha numeric Postal Code equating to the descriptive address. The Executive has permitted the company to utilize this process and to file a process patent with the US Patent Office. In the event of the Executive’s termination the Company agrees to permit the Executive to jointly own and use the process patent filed by the Company.

(b)                                 With the exception of the “GPS Based PDA Algorithm Process,” the Executive agrees that all processes, copyrights, trademarks, technologies and/or inventions (“Inventions”), including new contributions, improvements, brands, logos, ideas and discoveries, whether or not patentable or eligible for trademark or copyright protection, conceived, developed, invented or made by him during his employment by the Company shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the Company’s business or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall (i) promptly disclose such Inventions to the Company; (ii) assign to the Company at the Company’s cost, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (iii) sign all papers reasonably necessary to carry out the foregoing; and (iv) at the cost of the Company and subject to a reasonable per diem, give testimony in support of his inventorship.

10.                                 Confidentiality; Non-compete.

(a)                                  The Executive acknowledges that as a result of his employment with the Company, the Executive has and will continue to have knowledge of, and access to, the proprietary and confidential information of the Company (collectively, the “Confidential Information”). Accordingly, except as otherwise required by law, the Executive shall not, at any time during the term of this Agreement or for a one year period after the termination of this Agreement, use, reveal, report, publish, transfer or otherwise disclose to any Person, any of the Confidential Information without the prior written consent of the Board, except to responsible officers, employees, advisers and consultants of the Company and other responsible persons who are in a contractual or fiduciary relationship with the Company and who have a “need to know” such information for purposes in the best interests of the Company. For purposes hereof; Confidential Information shall not include any information which: (i) at the time of disclosure is within the public domain; (ii) after disclosure becomes a part of the public domain or generally known within the industry through no fault, act or failure to act, error, effort or breach of this Agreement by the Executive; or (c) is required by order, statute or regulation, of any governmental authority to be disclosed to any federal or state agency, court or other body.

(b)                                 If Confidential Information known to the Executive or in his possession is subpoenaed, subject to a demand for production, or any other form of legal process issued with respect to the Confidential Information by any judicial, regulatory, administrative, legislative or governmental authority, or any other Person, the Executive agrees to notify the Company promptly that such subpoena, demand or other legal process has been received. The Executive agrees to use, at the Company’s request and expense, his commercially reasonable efforts, consistent with the requirements of applicable law, to protect the Confidential Information from disclosure and to cooperate with the Company in seeking protection from disclosure of the Confidential Information.

(c)                                           Upon the termination of this Agreement, the Executive shall promptly deliver to the Company all originals and all copies that are in the Executive’s possession or control of the following: all customer lists, drawings, manuals, letters, notes, notebooks, reports and all other materials, including those of a secret or confidential nature, relating to the business of the Company.

(d)                                          So long as the Executive remains employed by the Company and for a period of six (6) months after the termination of his employment (the “Restricted Period”), the Executive shall not, directly or indirectly, engage or have an interest, anywhere in South Florida or any other geographic area where the Company does business or in which its products are marketed at the time of termination, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except as an employee or consultant of the Company or any of its Affiliates), in any business competitive with the business engaged in by the Company.  During the Restricted Period, the Executive shall also not recruit or otherwise solicit or induce any person who is an employee of the Company to terminate his or her employment with the Company or hire any person who has left the employ of the Company during the preceding year.  The ownership or control of up to five percent (5%) of the outstanding voting securities or securities of any class of a company with a class of securities registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of the provisions of this Section 10.  In addition, commercialization of the “GPS Based PDA Algorithm Process” by Executive shall not be deemed prohibited by this Section 10.  Notwithstanding the foregoing provisions of this Section 10(d), in the event that (i) the Executive is terminated for any reason (other than for Cause (as hereinafter defined)), or (ii) the Company materially breaches this Agreement, the provisions of this Section 10(d) shall terminate and be of no further force and effect.

11.                                 Remedies. The parties agree that, in the event of a breach of the provisions of Section 8, the Company would suffer irreparable harm. Accordingly, the Executive agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief, specific performance and other equitable relief to secure the enforcement of thereof. If any provisions of Section 7 relating to the time period, scope of activities, geographic area of restrictions or otherwise is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities, geographic area or other matter of public policy, the maximum time period, scope of activities, geographic area or other matter, as the case may be, shall be reduced to the maximum which such court deems enforceable.

12.                                 Termination. This Agreement may be terminated prior to the expiration of the term set forth in Section 2 upon the occurrence of any of the events set forth in, and subject to the terms of, this Section 10.

(a)                                  Death. This Agreement will terminate immediately and automatically upon the death of the Executive.

(b)                                 Disability.  This Agreement may be terminated at the Company’s option, immediately upon written notice to the Executive, if the Executive shall suffer a permanent disability. For the purposes of this Agreement, the term “ permanent disability” shall have the meaning set forth in the Company’s disability insurance policy, as in effect from time to time, or in the absence of such a definition therein, shall mean the Executive’s inability to perform one or more of his essential duties under this Agreement with reasonable accommodation for a period of 120 consecutive days or for an aggregate of 150 days, whether or not consecutive, in any twelve month period (the “Disability Period”), due to illness, accident or any other physical or mental incapacity, as reasonably determined by a physician selected in good faith by the Board.

(c)                                  Cause. This Agreement may be terminated at the Company’s option, immediately upon written notice to the Executive for Cause. For purposes of this Agreement, “Cause” shall mean Executive’s (i) conviction for fraud or embezzlement; or (ii) willful misconduct or gross negligence in connection with the performance of his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness).  For purposes of this Agreement, no act or failure to act by Executive shall be deemed “willful” or “negligent” unless done, or admitted to be done, in bad faith or without the reasonable belief that the act or failure to act was in the best interest of the Company. Any act or failure to act on the basis of authority given by a resolution duly adopted by the Company’s Board of Directors or on the basis of advice given by legal counsel for the Company or the Company’s accountants shall be conclusively presumed to have been done, or omitted to be done, in good faith and in the best interest of the Company.  In addition to the foregoing, no termination of Executive’s employment shall be for Cause unless such termination shall have been authorized in advance by a resolution adopted by the Board of Directors of the Company and delivered to Executive following a meeting of the Board of Directors at which Executive shall have been afforded a reasonable opportunity to refute the purported grounds for termination for Cause.

(d)                                 Termination for “Good Reason”. The Executive may terminate his employment under this Agreement for “Good Reason.” For purposes of this Section 12(d), the Executive shall have “Good Reason” to terminate his employment any time during the term of this Agreement if, after a Change in Control of the Company (as defined below), the Company (i) assigns to the Executive any duties that are inconsistent with the positions described in Section 3 of this Agreement, (ii) diminishes significantly the then existing duties of the Executive without the written consent of the Executive, (iii) removes the Executive from or fails to re-elect the Executive to the positions described in Section 3 of this Agreement, (iv) materially fails to comply with Section 4 of this Agreement, or (v) requires the Executive to be based at any office or location other than the Company’s Miami location which change of location would require the Executive to commute a distance from his primary residence in excess of thirty (30) miles.

For purposes of this Agreement, a “Change in Control” means the occurrence of any of the following events with respect to the Company: (i) consolidates with, merges into or with or enters into any pool, joint venture, syndicate or other combination with another Person (other than an Affiliate), (ii) permits any Person (other than an Affiliate) to acquire in any manner whatsoever any portion of its capital stock or other ownership interests equal to or in excess of ten percent (10%), whether in a single transaction or series of related or unrelated transactions, (iii) the liquidation or dissolution of the Company or the sale, lease or other disposition of twenty percent (20%) or more of its business or assets, in a single transaction or series of transactions, except in the ordinary course of business, or (iv) entry into a management or similar agreement with any Person (other than an Affiliate), which provides for the management of the day to day operations of the Company by any such Person.

(e)                                  Notice of Termination. A termination of the Executive’s employment under this Agreement shall be communicated by the terminating party by written notice of termination (“Notice of Termination”) that shall include (i) the date such termination is to be effective; (ii) the specific termination provision in this Section 10 upon which the terminating party has relied; and (iii) except for a termination under Section 10(a), the facts and circumstances claimed by the terminating party that provide a basis for the termination of the Executive’s employment under the provision indicated in the Notice of Termination.

13.                                 Effect of Termination.

(a)                                  Upon termination of the Executive’s employment under Section 10(a), 10(b), or 10(c), the Company shall have no further obligation under this Agreement to make any payments to or bestow any benefits on the Executive after the Termination Date (as defined below), other than payments and benefits accrued and due and payable to the Executive prior to the Termination Date and except in the event of a termination under Section 12(c), the pro rata Bonus Compensation for the fiscal year thereafter ending.  For purposes of this Agreement, “Termination Date” means (i) if the Executive’s employment is terminated pursuant to Section 10(a) of this Agreement, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by virtue of the expiration of this Agreement, the end of the Term; or (iii) if the Executive’s employment is terminated pursuant to Section 10(b), 10(c) or 10(d), a date not earlier than sixty (60) days after the date of the Executive’s receipt of Notice of Termination.

(b)                                 If after a Change in Control (i) the Executive’s employment is terminated by the Company without Cause or (ii) is terminated by the Executive for Good Reason, then  the parties agree that the provisions of Section 10(d) shall terminate and be of no further force and effect and, in addition to payments and benefits accrued and due and payable to the Executive prior to the Termination Date and the pro rata Bonus Compensation for the fiscal year thereafter ending, the Company shall pay to the Executive as severance, within five (5) business days after the Termination Date, a lump sum payment equal to the greater of (i) the balance of his Salary for the remainder of the existing term of this Agreement, or (ii) one hundred and fifty percent (150%) of his annual Salary as then in effect.  The Company shall also provide Executive with all fringe benefits enjoyed by him at the Termination Date (on a basis consistent with the basis upon which such benefits were provided prior to such termination), until the second anniversary of the Termination Date or, to the extent that Executive is not eligible to participate in any Company fringe benefit plans (by the terms of any such plan), the after tax value of providing such benefits until the second anniversary of the Termination Date.

(c)                                           For the purposes of all retirement plans of the Company applicable to the Executive and in effect on the date of the Notice of Termination, the Company shall provide for payment of retirement or death benefits to the Executive or his surviving spouse that are calculated to reflect service credits for the period ending on the Termination Date, as though the Executive were an Executive of the Company throughout this period.

(d)                                 Upon termination or expiration of this Agreement for any reason, any disability insurance policy and life insurance policy maintained by the Company on the Executive shall be transferred into the name of the Executive at no cost to the Executive to the extent permitted under such policies.

14.                                 Informal Dispute Resolution Procedure.  Except as set forth below, the parties agree that any dispute arising out of or relating to the employment relationship between them and/or this Agreement, including the termination of that relationship and any disputes as to the enforceability or applicability of this dispute resolution provision, shall be resolved under the following procedures:

(a)                                  The party claiming to be aggrieved shall furnish to the other party a written statement of the grievance identifying any witnesses or documents that support the grievance and the relief requested or proposed.

(b)                                 If the other party does not agree within five (5) business days after receipt of the statement to furnish promptly the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within five business days after receipt of the statement, the parties shall promptly submit the dispute to nonbinding mediation before a mediator to be jointly selected by the parties.  The Company will pay the cost of the mediation.

(c)                                  If the mediation does not produce a resolution of the dispute within five business days after mediation commences, the parties hereby agree to submit any such dispute, controversy or claim to binding arbitration in conformance with the J*A*M*S/ENDISPUTE Arbitration Rules and Procedures for Employment Disputes (“Employment Rules”) but expressly excluding Rule 20 thereof, and further provided that, notwithstanding Rule 14 thereof, the parties hereby agree that the location of any such arbitration shall be Miami, Florida.

(d)                                 The arbitrator shall have the authority to grant any relief authorized by law or in equity; provided, however, that nothing herein shall limit the right of either party to seek temporary injunctive relief from a court of competent jurisdiction.  The arbitrator shall not have the authority to modify, change or refuse to enforce the terms of this Agreement.   Any relief granted hereunder can be enforced exclusively by a court of competent jurisdiction in Miami-Dade County, Florida.  The parties hereby irrevocably submit in any such arbitration suit, action or proceeding to be located in Miami-Dade County, Florida, and waive any and all other forums and objections to such jurisdiction or venue that they may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper.  The prevailing party in any dispute between the parties, including but not limited to an action to enforce arbitration or an arbitration award, shall be entitled to an award of reasonable attorney’s fees and costs, including costs of arbitration notwithstanding Rule 27 of the Employment Rules.

(e)                                  Arbitration shall be the exclusive final remedy for all disputes between the parties, and the parties agree that no dispute shall be submitted to arbitration if the party claiming to be aggrieved has not complied with the preliminary steps in paragraphs (a) and (b) above.

(f)                                    Notwithstanding the foregoing, the Company shall have the right to seek equitable relief pursuant to Section 11 in the event of a breach of Section 10 of this Agreement.  In such event, the parties hereby irrevocably submit in any such arbitration suit, action or proceeding to be located in Miami-Dade County, Florida, and waive any and all other forums and objections to such jurisdiction or venue that they may have under the laws of any state or country, including, without limitation, any argument that jurisdiction, situs and/or venue are inconvenient or otherwise improper.

15.                                 Miscellaneous

(a)                                  Survival. The provisions of Sections 4(g), (i) and (m), 5, 7, 8, 9, 10, 11, 13, 14 and 15 shall survive the termination or expiration of this Agreement.

(b)                                 Entire Agreement: Counterparts. This Agreement sets forth the entire understanding of the parties regarding the subject matter hereof and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

(c)                                  Modification. This Agreement may not be modified or terminated orally, and no modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the parties hereto; provided, however, that Executive’s compensation may be increased at any time by the Company without in any way affecting any of the other terms and conditions of this Agreement, which in all other respects shall remain in full force and effect

(d)                                 Waiver. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereof shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party’s right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take. All waivers to be effective must be signed by the waiving party.

(e)                                  Successors and Assigns.  Neither party shall have the right to assign this personal Agreement, or any rights or obligations hereunder, without the written consent of the other party. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective legal representatives, heirs, executors, beneficiaries, estates, personal representatives, legatees, successors and permitted assigns.

(f)                                    Additional Acts. The Executive and the Company each agrees to execute, acknowledge and deliver and file, or cause to be executed, acknowledged and delivered and filed, any and all further instruments, agreements or documents as may be reasonably necessary or expedient in order to consummate the transactions provided for in this Agreement and to do any and all further acts and things as may be reasonably necessary or expedient in order to carry out the purpose and intent of this Agreement.

(g)                                 Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or five days after being deposited in the United States mail enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

To the Company:	SkyPostal, Inc.
7805 NW 15th Street,
Miami, FL 33126

To the Executive:	Albert P. Hernandez
14751 Marvin Lane
Fort Lauderdale, FL 33330

With a copy to :	Hunton & Williams
1111 Brickell Avenue, Suite 2500
Miami, Florida 33131
Attn : Abigail C. Watts-FitzGerald, Esq.

(h)                                 Severability.  If any provision of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

(i)                                     Governing Law. This Agreement shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof.

(j)                                     Definitions.  For purposes hereof, (i) an “Affiliate” of any person means any Person or group (now or hereafter existing) controlling, controlled by or under common control with, the specified person or entity. and “control” of a person or entity (including, with correlative meaning, the terms “control by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity or individual, whether through the ownership of voting securities, by contract, or otherwise, and (ii) a “Person” means any Individual, partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, limited liability company, limited liability partnership, governmental authority or other entity or organization.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

SkyPostal, Inc.

By:
Name: A.J. Hernandez
Title: Chief Operating Officer

Executive:

Albert P. Hernandez